Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
October 27, 2005	Peter Thonis
212-395-2355
peter.thonis@verizon.com

Verizon Communications Reports Strong 3Q Earnings

Highlighted by Continued Gains in Wireless and Broadband

Verizon Wireless Net Customer Additions of 1.9 Million, Company-Record

Broadband Additions of 389,000

THIRD-QUARTER HIGHLIGHTS

Total Company

•	67 cents in diluted earnings per share; 66 cents per share before special items (non-GAAP measure)

•	5.4 percent growth in adjusted consolidated operating revenues (non-GAAP)

Wireless

•	1.9 million net customer additions, up 14.6 percent; 49.3 million total customers, up 17.0 percent; churn (customer turnover) of 1.3 percent

•	Total quarterly revenues of $8.4 billion, up $1.0 billion, or 14.2 percent — the 13th consecutive quarter of double-digit year-over-year revenue growth increases

•	Continued strong operating income margin of 21.8 percent

Wireline

•	4.5 million total broadband connections (DSL and Verizon FiOS data lines), including a company-record 389,000 net new broadband connections

•	Average monthly revenue per residential customer up 4.6 percent to $51.61

•	Data revenues up 10.9 percent to $2.2 billion

GUIDANCE

•	Full-year 2005 revenues expected to increase from 5.5 percent to 5.8 percent over 2004

•	2005 capital spending guidance of about $15.3 billion reiterated

Verizon News Release, page 2

•	2006 capital spending expected to be relatively flat compared with 2005, excluding MCI, or approximately $15.4 billion to $15.7 billion

•	The company plans to pass an additional 3 million homes and businesses with FiOS in 2006

Notes: Reclassifications of prior-period amounts have been made to reflect comparable results excluding Verizon’s Hawaii wireline and directory operations, which were sold in the second quarter 2005. Growth percentages cited above compare third quarter 2005 with third quarter 2004. See the schedules accompanying this news release and www.verizon.com/investor for reconciliations to generally accepted accounting principles (GAAP) for the non-GAAP financial measures included in this announcement. Discontinued operations in the prior-year periods presented include the operations of Verizon Information Services Canada.

NEW YORK – Verizon Communications Inc. (NYSE:VZ) today reported third-quarter 2005 earnings of $1.9 billion, or 67 cents per diluted share, highlighted by continued strong results at Verizon Wireless, sustained overall revenue and customer growth, and a company record for net new wireline broadband connections.

Third-quarter earnings included a net gain of $37 million, or 1 cent per share, related to the sale of a New York City office building and related relocation costs, as well as tax benefits of $115 million, or 4 cents per share, largely offset by asset impairments at Verizon’s leasing operations and other costs of $131 million, or 5 cents per share.

Earnings before these special items (non-GAAP measure) were $1.8 billion, or 66 cents per share. This compares with $1.8 billion, or 65 cents per share, in earnings before special items in the third quarter 2004.

Continued Strong Quarterly Revenues

Consolidated operating revenues were $19.0 billion in the third quarter 2005. On a comparable basis (non-GAAP, excluding revenues in both periods from operations that Verizon sold earlier this year), consolidated operating revenues increased 5.4 percent from $18.1 billion in the third quarter 2004.

The company said it expects full-year 2005 revenues to be from 5.5 percent to 5.8 percent higher than in 2004 — tightening the range of previously announced guidance of 5 percent to 6 percent.

Third-quarter total revenues at Verizon Wireless increased 14.2 percent, or $1.0 billion, to $8.4 billion when compared with the third quarter 2004, driven by strong growth in total customers and demand for data services. This is the 13th consecutive quarter of double-digit year-over-year revenue percentage increases at Verizon Wireless.

Verizon News Release, page 3

Operating revenues on a comparable basis at Domestic Telecom were $9.4 billion in the third quarter 2005, a 0.7 percent decrease compared with the third quarter 2004. Domestic Telecom revenues in the third quarter 2005 were flat with the second quarter 2005 on a comparable basis.

Combined revenues from wireline and wireless data services were $2.8 billion in the third quarter 2005, a 23.3 percent increase compared with the third quarter 2004.

In the third quarter 2005, consolidated total operating expenses increased 5.4 percent to $15.4 billion, compared with third-quarter 2004 total operating expenses of $14.6 billion.

Financial and Operational Strength

“This was a very strong quarter both financially and operationally, as we delivered both revenue and earnings growth,” said Ivan Seidenberg, Verizon chairman and chief executive officer. “We are executing well on our new product initiatives and seeing great response from the marketplace. Our revenues continue to grow as we have changed our revenue mix, stabilizing traditional wireline revenues while continuing great wireless growth.

“By maintaining our focus on cost control, we have again delivered stable margins, and we see significant opportunities for further efficiencies and cost reductions. At the same time, we are continuing to make investments in wireless, broadband and Enterprise — those areas where customers are ready and willing to buy our services.”

Verizon Wireless Sustains Industry-Leading Performance

In the third quarter 2005, Verizon Wireless added 1.9 million net new customers — significantly more than its nearest competitor. Wireless has added more than 7 million net new customers over the past 12 months and now has a total of 49.3 million customers nationwide.

Total churn rate, a key measure of customer loyalty, was 1.3 percent for the third quarter 2005, down from 1.5 percent in the third quarter 2004. Churn in the retail post-paid segment — a base of 45.7 million customers — was 1.08 percent in the third quarter 2005.

Wireless operating income margin was 21.8 percent in the third quarter 2005, driven by industry-leading lows for cash expense-per-customer, even as the company added another high volume of customers in the quarter and absorbed the unfavorable impacts of approximately $44 million related to Hurricanes Katrina and Rita.

Verizon News Release, page 4

EBITDA margin at Verizon Wireless was 41.5 percent in the quarter. (EBITDA — or earnings before interest, taxes, depreciation and amortization — is a non-GAAP measure that adds depreciation and amortization to operating income; EBITDA margin is calculated by dividing EBITDA by wireless service revenues.)

Wireline Trends Improve in Key Markets

Revenues from broadband and other high-value wireline services contributed to a 4.6 percent increase, to $51.61, in the average revenue per month per Verizon residential wireline customer in the third quarter 2005, compared with the third quarter 2004. This is the sixth consecutive quarter of sequential increases in this measure.

Strong demand for wireline broadband services and high-capacity business data services contributed to $2.2 billion in total wireline data revenues in the third quarter 2005, a 10.9 percent increase from $1.9 billion in comparable revenues in the third quarter 2004.

In the third quarter 2005, revenues from wireline network access services were $3.1 billion, a 2.9 percent increase from the third quarter 2004, and revenues from long-distance services, including regional toll services, were $1.1 billion, a 2.3 percent increase from the third quarter 2004. Long-distance lines totaled 18.15 million at the end of the third quarter 2005, a 6.6 percent increase from the comparable total at the end of the third quarter 2004.

Also in the third quarter 2005, Verizon added a net of 389,000 wireline broadband connections, which is a company record and represents the total for both DSL and FiOS, Verizon’s recently introduced next-generation, fiber-optic-based service.

Verizon has a total of 4.5 million wireline broadband connections — a growth rate of 42.3 percent from the third quarter 2004.

Regarding continued wireline broadband deployment, the company said it plans to pass an additional 3 million homes and businesses with FiOS data services next year — for a total of 6 million homes and businesses passed by year-end 2006.

Growth in Total Customer Connections

Verizon’s total customer connections — which include wireline switched access lines, wireless customers, and wireline and wireless customers using broadband connections (EV-DO, DSL or FiOS) — increased to 103.5 million at the end of the third quarter 2005. This is an increase of 5.3 percent compared with the third quarter 2004, and an increase of 1.3 million customer connections compared with the end of the second quarter 2005.

Verizon News Release, page 5

Switched access lines totaled 49.7 million at the end of the third quarter 2005, a decline of 6.2 percent compared with the end of the third quarter 2004. This has been more than offset by the increases of 42.3 percent in wireline broadband connections and 17.0 percent in total wireless customers over the same period.

Capital Spending Detailed, Debt Reduced

Cash Flows From Operating Activities (CFFO) were $15.3 billion in the first nine months of 2005, compared with $15.5 billion in the first nine months of 2004.

In the first nine months of 2005, net cash used in investing activities was $13.6 billion, and net cash used in financing activities was $3.3 billion. Investing activities included $11.6 billion in capital expenditures, predominantly focused on growth markets.

Regarding capital expenditures, Verizon Wireless has invested $5.0 billion in the first nine months of 2005. The company expects wireless capital expenditures to total approximately $6.5 billion in 2005, including about $600 million for deployment of its nationwide broadband EV-DO (Evolution-Data Optimized) network.

In wireline, Verizon has invested $6.2 billion in the first nine months of 2005, including startup and deployment capital for FiOS data and video services. The company expects wireline capital expenditures to total approximately $8.3 billion in 2005.

The company is reiterating total 2005 capital spending guidance of an approximate 15 percent increase over 2004’s $13.3 billion total to about $15.3 billion, and it is announcing that capital expenditures in 2006 are expected to be in the range of $15.4 billion to $15.7 billion. This excludes investments related to the integration of MCI, Inc., pending completion of the merger around the beginning of 2006.

Verizon’s total debt at the end of the third quarter 2005 was $39.4 billion, compared with $41.8 billion at the end of the second quarter 2005 and $40.5 billion at the end of the third quarter 2004. The company expects that the end-of-year 2005 debt level should be approximately the same as the third-quarter level.

Verizon News Release, page 6

Earnings Comparisons and Special Items

As noted above, reported earnings were 67 cents per share in the third quarter 2005 and 64 cents per share in the third quarter 2004.

Third-quarter 2005 earnings were 66 cents per share before the net gain on the sale of a New York City office building and related relocation costs to Verizon Center in New Jersey, tax benefits, asset impairment and other costs. The tax benefits include $94 million related to prior-year investment losses that became recognizable in 2005 and a $21 million tax benefit related to repatriation of prior-year foreign earnings. Asset impairment and other charges relate to a $125 million expense pertaining to Verizon’s leasing operations for aircraft leases involved in recent airline bankruptcy proceedings and $6 million for the early retirement of debt.

Third-quarter 2004 earnings were 64 cents per share before charges of $20 million, or 1 cent per share relating to pension settlements.

Business Segment Highlights

Following are third-quarter 2005 highlights from Verizon’s four business segments.

Wireline:

•	By the end of the third quarter, the company was deploying or selling FiOS fiber-to-the-premises (FTTP) broadband services in 15 states, passing a cumulative 2.5 million homes and businesses. The company remains on track to pass 3 million homes and businesses by the end of the year with FiOS data services. The earnings dilution from FiOS is about 10 cents a share for the year to date.

•	In the 35 markets where Verizon has been actively selling FiOS data services for more than six months, market penetration is approximately 12.4 percent — an improvement over DSL penetration rates over longer timeframes.

•	Verizon introduced FiOS TV services in the third quarter in Keller, Texas. FiOS TV contains a collection of all-digital programming with more than 330 channels, and more on the way.

•	Approximately 62 percent of Verizon residential customers have purchased local services in combination with either Verizon long-distance or a Verizon broadband connection, or both. This compares with approximately 52 percent in the third quarter 2004. In addition, Verizon now has nearly 300,000 customers who receive a Verizon DirecTV bundle.

•	Approximately 5.0 million Verizon Freedom packages were in service to residential and business customers by the end of the third quarter 2005, an increase of 0.8 million since the end of the third quarter 2004. Verizon Freedom plans help retain and win back customers by offering local services with various combinations of long-distance, wireless and Internet access, available on one bill.

Verizon News Release, page 7

•	Consumer revenues of $3.8 billion were essentially flat compared with last year’s third quarter, while business revenues of $2.8 billion decreased 1.6 percent and wholesale revenues of $2.2 billion decreased 1.5 percent.

•	Wholesale voice connections — which includes resale, Unbundled Network Element-Platform (UNE-P) and end-to-end wholesale voice services provided under commercial agreements — totaled 5.8 million at the end of the third quarter 2005, down 12.3 percent from the end of the third quarter 2004. At the same time, continued growth from sales of wholesale special access products — such as high-speed DS1 and DS3 circuits — contributed to the $2.2 billion in quarterly wholesale revenues, an increase of $18 million compared with the second quarter 2005.

•	Wireline total operating expenses were $8.1 billion in the third quarter 2005, essentially flat compared with last year’s third quarter.

•	Verizon’s Enterprise Solutions Group continued to build on its successful Enterprise Advance initiative by rolling out its next generation IP VPN (Internet Protocol Virtual Private Network) services in the top 100 U.S. markets — entering several markets, such as San Francisco and Milwaukee, for the first time. Third-quarter sales included contracts with the state of Maryland and Masterbrand Cabinets in Indiana.

Wireless:

•	Retail customers constitute nearly 96 percent of the company’s total. Retail gross additions increased 5.8 percent over the third quarter 2004. Retail net additions increased 19.7 percent and accounted for 98.5 percent of all net additions in the quarter.

•	Service revenues (which do not include taxes and regulatory fees) were $7.3 billion in the third quarter 2005, up 13.8 percent compared with the third quarter 2004. Average monthly service revenue per customer increased 1.4 percent from the second quarter 2005 and decreased 2.8 percent from the third quarter 2004 to $50.13.

•	Data services revenue for the third quarter 2005 climbed to 8.4 percent of service revenues, contributing $613 million, as sales of high-speed and broadband 3G (third generation) data services to businesses and consumers continue to gain. The company now has 21.6 million data customers — a 48.1 percent increase compared with a year ago.

•	As the industry leader in wireless broadband deployment, Verizon Wireless continued to extend the reach of its national 3G EV-DO high-speed network. During the third quarter, the company expanded its broadband network coverage to now include more than 170 major metropolitan areas, as well as 84 major airports. This is the largest wireless broadband network in the U.S. and is currently available to more than 140 million Americans coast to coast.

Verizon News Release, page 8

•	The growth and speed of the company’s national broadband network drove new initiatives to make wireless broadband more widely available for customers. The company announced partnerships with the top three laptop manufacturers — Dell, HP and Lenovo — to embed EV-DO capabilities into the next generation of notebook computers. The company also announced with Microsoft and Palm a new Windows Mobile-based Treo that will run on the Verizon Wireless broadband network.

•	The company introduced new music-capable handsets for a total of six. Using memory cards, customers can transfer music, photos and video clips from PCs to these wireless phones. The new handsets also offer V CAST, the nation’s first 3G consumer multimedia service, delivering crystal clear video, movies, 3D games and music clips to 3G handsets, as well as built-in digital cameras, camcorders and Bluetooth technology for hands-free communication. More than 1.6 million of the company’s customers had broadband-capable devices at the end of the quarter.

•	Popularity of the company’s Get it Now services continued to climb, with an industry-leading 5.9 billion text messages during the third quarter. In addition, customers exchanged nearly 110 million picture and video messages and had nearly 34 million downloads of games, exclusive content, ringtones and ringback tones.

•	During the third quarter, the company continued to expand its distribution channels. Customers may purchase Verizon Wireless service and equipment at Best Buy, Costco, 1,900 Verizon Wireless Communications stores including stores in Circuit City, and 6,000 Verizon Wireless agents nationwide.

•	Verizon Wireless ranked highest in call quality or shared highest honors in more regions than any other U.S. wireless provider in the J.D. Power and Associates 2005 Wireless Call Quality Performance StudySM. The company also received J. D. Power awards for customer satisfaction and providing an excellent retail sales experience.

Information Services:

•	Verizon Information Services (VIS) revenue of $857 million decreased 2.9 percent for the third quarter 2005 compared with the third quarter 2004, primarily due to reduced domestic print advertising revenue. However, reductions in total operating expenses have resulted in an improved operating income margin.

•	VIS’ domestic online directory and search service, SuperPages.com, achieved growth of 12.7 percent in gross revenues compared with the third quarter of 2004.

Verizon News Release, page 9

International:

•	Third-quarter revenues of $572 million represented an increase of 15.3 percent from the third quarter 2004. The increase primarily reflects favorable foreign exchange impacts in the Dominican Republic, as well as wireless growth in Puerto Rico.

Verizon Communications Inc. (NYSE: VZ), a Dow 30 company, is a leader in delivering broadband and other communication innovations to wireline and wireless customers. Verizon operates America’s most reliable wireless network, serving 49.3 million customers nationwide, and one of the nation’s premier wireline networks, serving home, business and wholesale customers in 28 states. Based in New York, Verizon has a diverse workforce of nearly 215,000 and generates annual revenues of more than $71 billion from four business segments: Domestic Telecom, Domestic Wireless, Information Services and International. For more information, visit www.verizon.com.

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VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts, high quality video and images, and other information are available at Verizon’s News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.

NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; the timing, scope and financial impacts of our deployment of fiber-to-the-premises broadband technology; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; a significant change in the timing of, or the imposition of any government conditions to, the closing of our business combination transaction with MCI, Inc., if consummated; actual and contingent liabilities in connection with the MCI transaction; and the extent and timing of our ability to obtain revenue enhancements and cost savings following the MCI transaction.

Verizon Communications Inc.

Consolidated Statements of Income

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 9/30/05	3 Mos. Ended 9/30/04	% Change	9 Mos. Ended 9/30/05	9 Mos. Ended 9/30/04	% Change
Operating Revenues	$19,038	$18,206	4.6	$55,786	$53,020	5.2

Operating Expenses
Cost of services and sales	6,536	5,994	9.0	18,917	17,104	10.6
Selling, general & administrative expense	5,351	5,132	4.3	15,818	15,807.1
Depreciation and amortization expense	3,518	3,483	1.0	10,474	10,345	1.2
Sales of businesses, net	—	—	—	(530)	—	*

Total Operating Expenses	15,405	14,609	5.4	44,679	43,256	3.3

Operating Income	3,633	3,597	1.0	11,107	9,764	13.8
Equity in earnings of unconsolidated businesses	183	224	(18.3)	555	635	(12.6)
Income from other unconsolidated businesses	1	2	(50.0)	57	74	(23.0)
Other income and (expense), net	88	16	*	248	(20)	*
Interest expense	(539)	(577)	(6.6)	(1,640)	(1,809)	(9.3)
Minority interest	(760)	(682)	11.4	(2,090)	(1,835)	13.9

Income Before Provision for Income Taxes and Discontinued Operations	2,606	2,580	1.0	8,237	6,809	21.0
Provision for income taxes	(737)	(801)	(8.0)	(2,498)	(2,065)	21.0

Income Before Discontinued Operations	1,869	1,779	5.1	5,739	4,744	21.0
Discontinued Operations(1)
Income from operations	—	33	(100.0)	—	89	(100.0)
Provision for income taxes	—	(16)	(100.0)	—	(41)	(100.0)

Income on discontinued operations	—	17	(100.0)	—	48	(100.0)

Net Income	$1,869	$1,796	4.1	$5,739	$4,792	19.8

Basic Earnings per Share	$.68	$.65	4.6	$2.07	$1.73	19.7
Weighted average number of common shares (in millions)	2,765	2,769		2,767	2,769
Diluted Earnings per Share(2)	$.67	$.64	4.7	$2.05	$1.71	19.9
Weighted average number of common shares-assuming dilution (in millions)	2,817	2,820		2,818	2,833

Footnotes:

(1)	Discontinued Operations includes the operations of Verizon Information Services Canada as a result of an agreement to sell the business reached in the third quarter of 2004.

(2)	Diluted Earnings per Share include (i) income related to share dilution (exchangeable equity interests and zero coupon convertible debt) of $15 million and $43 million for the third quarter and year-to-date 2005, respectively, and $14 million and $54 million for the third quarter and year-to-date 2004, respectively, and (ii) the dilutive effect of shares issuable under our stock-based compensation plans, exchangeable equity interests and zero coupon convertible debt, which represent the only potential dilution.

*	Not meaningful

Verizon Communications Inc.

Consolidated Statements of Income Before Special Items

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 9/30/05	3 Mos. Ended 9/30/04	% Change	9 Mos. Ended 9/30/05	9 Mos. Ended 9/30/04	% Change
Operating Revenues(1)
Domestic Telecom	$9,445	$9,515	(.7)	$28,257	$28,488	(.8)
Domestic Wireless	8,351	7,311	14.2	23,615	20,320	16.2
Information Services	857	883	(2.9)	2,608	2,675	(2.5)
International	572	496	15.3	1,626	1,470	10.6
Other	(187)	(148)	26.4	(522)	(377)	38.5

Total Operating Revenues	19,038	18,057	5.4	55,584	52,576	5.7

Operating Expenses(1)
Cost of services and sales	6,536	5,941	10.0	18,844	16,962	11.1
Selling, general & administrative expense	5,290	5,057	4.6	15,706	14,982	4.8
Depreciation and amortization expense	3,518	3,483	1.0	10,474	10,316	1.5

Total Operating Expenses	15,344	14,481	6.0	45,024	42,260	6.5

Operating Income	3,694	3,576	3.3	10,560	10,316	2.4
Operating income impact of operations sold(1)	—	54	(100.0)	78	149	(47.7)
Equity in earnings of unconsolidated businesses	183	224	(18.3)	555	635	(12.6)
Income from other unconsolidated businesses	1	2	(50.0)	57	31	83.9
Other income and (expense), net	98	16	*	258	35	*
Interest expense	(539)	(577)	(6.6)	(1,640)	(1,809)	(9.3)
Minority interest	(760)	(682)	11.4	(2,090)	(1,835)	13.9

Income Before Provision for Income Taxes and Discontinued Operations	2,677	2,613	2.4	7,778	7,522	3.4
Provision for income taxes	(829)	(814)	1.8	(2,406)	(2,338)	2.9

Income Before Discontinued Operations	1,848	1,799	2.7	5,372	5,184	3.6
Discontinued Operations(2)
Income from operations	—	33	(100.0)	—	89	(100.0)
Provision for income taxes	—	(16)	(100.0)	—	(41)	(100.0)

Income on discontinued operations	—	17	(100.0)	—	48	(100.0)

Net Income Before Special Items	$1,848	$1,816	1.8	$5,372	$5,232	2.7

Basic Earnings per Share	$.67	$.66	1.5	$1.94	$1.89	2.6
Weighted average number of common shares (in millions)	2,765	2,769		2,767	2,769
Diluted Adjusted Earnings per Share(3)	$.66	$.65	1.5	$1.92	$1.87	2.7
Weighted average number of common shares-assuming dilution (in millions)	2,817	2,820		2,818	2,833

Footnotes:

(1)    Reclassifications of prior period amounts have also been made, where appropriate, to reflect comparable operating results excluding significant operations sold, principally the previously announced Domestic Telecom access lines, as follows:

Revenues	$—	$149		$202	$444
Expenses	$—	$95		$124	$295

(2)	Discontinued Operations includes the operations of Verizon Information Services Canada as a result of an agreement to sell the business reached in the third quarter of 2004.

(3)	Diluted Earnings per Share include (i) income related to share dilution (exchangeable equity interests and zero coupon convertible debt) of $15 million and $43 million for the third quarter and year-to-date 2005, respectively, and $14 million and $54 million for the third quarter and year-to-date 2004, respectively, and (ii) the dilutive effect of shares issuable under our stock-based compensation plans, exchangeable equity interests and zero coupon convertible debt, which represent the only potential dilution.

*	Not meaningful

Verizon Communications Inc.

Consolidated Statements of Income - Reconciliations

(dollars in millions, except per share amounts)

		Special and Non-Recurring Items
Unaudited	3 Mos. Ended 9/30/05 Reported (GAAP)	Verizon Center Relocation, Net	Lease Impairment and Other Special Charges	Tax Benefits	Tax on Repatriated Earnings	3 Mos. Ended 9/30/05 Before Special Items
Operating Revenues	$19,038	$—	$—	$—	$—	$19,038

Operating Expenses
Cost of services and sales	6,536	—	—	—	—	6,536
Selling, general & administrative expense	5,351	64	(125)	—	—	5,290
Depreciation and amortization expense	3,518	—	—	—	—	3,518
Sales of businesses, net	—	—	—	—	—	—

Total Operating Expenses	15,405	64	(125)	—	—	15,344

Operating Income	3,633	(64)	125	—	—	3,694
Operating income impact of operations sold	—	—	—	—	—	—
Equity in earnings of unconsolidated businesses	183	—	—	—	—	183
Income from other unconsolidated businesses	1	—	—	—	—	1
Other income and (expense), net	88	—	10	—	—	98
Interest expense	(539)	—	—	—	—	(539)
Minority interest	(760)	—	—	—	—	(760)

Income Before Provision for Income Taxes and Discontinued Operations	2,606	(64)	135	—	—	2,677
Provision for income taxes	(737)	27	(4)	(94)	(21)	(829)

Income Before Discontinued Operations	1,869	(37)	131	(94)	(21)	1,848
Discontinued Operations
Income from operations	—	—	—	—	—	—
Provision for income taxes	—	—	—	—	—	—

Income on discontinued operations	—	—	—	—	—	—

Net Income	$1,869	$(37)	$131	$(94)	$(21)	$1,848

Basic Earnings per Common Share(1)	$.68	$(.01)	$.05	$(.03)	$(.01)	$.67
Diluted Earnings per Common Share(1)	$.67	$(.01)	$.05	$(.03)	$(.01)	$.66

		Special and Non-Recurring Items
Unaudited	3 Mos. Ended 9/30/04 Reported (GAAP)	Severance, Pension and Benefit Charges	Impact of Operations Sold	3 Mos. Ended 9/30/04 Before Special Items
Operating Revenues	$18,206	$—	$(149)	$18,057

Operating Expenses
Cost of services and sales	5,994	—	(53)	5,941
Selling, general & administrative expense	5,132	(33)	(42)	5,057
Depreciation and amortization expense	3,483	—	—	3,483

Total Operating Expenses	14,609	(33)	(95)	14,481

Operating Income	3,597	33	(54)	3,576
Operating income impact of operations sold	—	—	54	54
Equity in earnings of unconsolidated businesses	224	—	—	224
Income from other unconsolidated businesses	2	—	—	2
Other income and (expense), net	16	—	—	16
Interest expense	(577)	—	—	(577)
Minority interest	(682)	—	—	(682)

Income Before Provision for Income Taxes and Discontinued Operations	2,580	33	—	2,613
Provision for income taxes	(801)	(13)	—	(814)

Income Before Discontinued Operations	1,779	20	—	1,799
Discontinued Operations
Income from operations	33	—	—	33
Provision for income taxes	(16)	—	—	(16)

Income on discontinued operations	17	—	—	17

Net Income	$1,796	$20	$—	$1,816

Basic Earnings per Common Share(1)	$.65	$.01	$—	$.66
Diluted Earnings per Common Share(1)	$.64	$.01	$—	$.65

Footnote:

(1)	EPS totals may not add across due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures included in this Quarterly Bulletin.

Verizon Communications Inc.

Consolidated Statements of Income - Reconciliations

	(dollars in millions, except per share amounts)

		Special and Non-Recurring Items
Unaudited	9 Mos. Ended 9/30/05 Reported (GAAP)	Sales of Businesses, Net	Impact of Operations Sold	Verizon Center Relocation, Net	Lease Impairment and Other Special Charges	Tax Benefits	Tax on Repatriated Earnings	9 Mos. Ended 9/30/05 Before Special Items
Operating Revenues	$55,786	$—	$(202)	$—	$—	$—	$—	$55,584

Operating Expenses
Cost of services and sales	18,917	—	(73)	—	—	—	—	18,844
Selling, general & administrative expense	15,818	—	(51)	64	(125)	—	—	15,706
Depreciation and amortization expense	10,474	—	—	—	—	—	—	10,474
Sales of businesses, net	(530)	530	—	—	—	—	—	—

Total Operating Expenses	44,679	530	(124)	64	(125)	—	—	45,024

Operating Income	11,107	(530)	(78)	(64)	125	—	—	10,560
Operating income impact of operations sold	—	—	78	—	—	—	—	78
Equity in earnings of unconsolidated businesses	555	—	—	—	—	—	—	555
Income from other unconsolidated businesses	57	—	—	—	—	—	—	57
Other income and (expense), net	248	—	—	—	10	—	—	258
Interest expense	(1,640)	—	—	—	—	—	—	(1,640)
Minority interest	(2,090)	—	—	—	—	—	—	(2,090)

Income Before Provision for Income Taxes and Discontinued Operations	8,237	(530)	—	(64)	135	—	—	7,778
Provision for income taxes	(2,498)	194	—	27	(4)	(336)	211	(2,406)

Income Before Discontinued Operations	5,739	(336)	—	(37)	131	(336)	211	5,372
Discontinued Operations
Income from operations	—	—	—	—	—	—	—	—
Provision for income taxes	—	—	—	—	—	—	—	—

Income on discontinued operations	—	—	—	—	—	—	—	—

Net Income	$5,739	$(336)	$—	$(37)	$131	$(336)	$211	$5,372

Basic Earnings per Common Share(1)	$2.07	$(.12)	$—	$(.01)	$.05	$(.12)	$.08	$1.94
Diluted Earnings per Common Share(1)	$2.05	$(.12)	$—	$(.01)	$.05	$(.12)	$.07	$1.92

		Special and Non-Recurring Items
Unaudited	9 Mos. Ended 9/30/04 Reported (GAAP)	Severance, Pension and Benefit Charges	Impact of Operations Sold	Sales of Investments, Net	Other Special Items	9 Mos. Ended 9/30/04 Before Special Items
Operating Revenues	$53,020	$—	$(444)	$—	$—	$52,576

Operating Expenses
Cost of services and sales	17,104	—	(142)	—	—	16,962
Selling, general & administrative expense	15,807	(792)	(124)	—	91	14,982
Depreciation and amortization expense	10,345	—	(29)	—	—	10,316

Total Operating Expenses	43,256	(792)	(295)	—	91	42,260

Operating Income	9,764	792	(149)	—	(91)	10,316
Operating income impact of operations sold	—	—	149	—	—	149
Equity in earnings of unconsolidated businesses	635	—	—	—	—	635
Income from other unconsolidated businesses	74	—	—	(43)	—	31
Other income and (expense), net	(20)	—	—	—	55	35
Interest expense	(1,809)	—	—	—	—	(1,809)
Minority interest	(1,835)	—	—	—	—	(1,835)

Income Before Provision for Income Taxes and Discontinued Operations	6,809	792	—	(43)	(36)	7,522
Provision for income taxes	(2,065)	(307)	—	—	34	(2,338)

Income Before Discontinued Operations	4,744	485	—	(43)	(2)	5,184
Discontinued Operations
Income from operations	89	—	—	—	—	89
Provision for income taxes	(41)	—	—	—	—	(41)

Income on discontinued operations	48	—	—	—	—	48

Net Income	$4,792	$485	$—	$(43)	$(2)	$5,232

Basic Earnings per Common Share(1)	$1.73	$.18	$—	$(.02)	$—	$1.89
Diluted Earnings per Common Share(1)	$1.71	$.17	$—	$(.02)	$—	$1.87

Footnote:

(1)	EPS totals may not add across due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures included in this Quarterly Bulletin.

Verizon Communications Inc.

Selected Financial and Operating Statistics

	(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 9/30/05	3 Mos. Ended 9/30/04	9 Mos. Ended 9/30/05	9 Mos. Ended 9/30/04
Debt to debt and shareowners’ equity ratio-end of period	50.1%	53.5%	50.1%	53.5%

Book value per common share	$14.19	$12.70	$14.19	$12.70

Cash dividends declared per common share	$.405	$.385	$1.215	$1.155

Common shares outstanding (in millions)
End of period	2,765	2,769	2,765	2,769

Capital expenditures (including capitalized software)
Domestic Telecom	$2,172	$1,761	$6,216	$4,703
Domestic Wireless	1,623	1,374	4,962	4,121
Information Services	20	18	53	49
International	70	98	192	195
Other	12	2	129	9

Total	$3,897	$3,253	$11,552	$9,077

Total employees (1)	214,882	206,616	214,882	206,616

Footnote:

(1)	Prior period adjusted to reflect comparable figure.

Verizon Communications Inc.

Consolidated Balance Sheets

	(dollars in millions)

Unaudited	9/30/05	12/31/04	$ Change
Assets
Current assets
Cash and cash equivalents	$616	$2,290	$(1,674)
Short-term investments	1,208	2,257	(1,049)
Accounts receivable, net	9,337	9,801	(464)
Inventories	1,503	1,535	(32)
Assets held for sale	—	950	(950)
Prepaid expenses and other	2,608	2,646	(38)

Total current assets	15,272	19,479	(4,207)

Plant, property and equipment	192,506	185,522	6,984
Less accumulated depreciation	117,314	111,398	5,916

	75,192	74,124	1,068

Investments in unconsolidated businesses	5,754	5,855	(101)
Wireless licenses	47,725	42,090	5,635
Goodwill	836	837	(1)
Other intangible assets, net	4,363	4,521	(158)
Other assets	19,159	19,052	107

Total Assets	$168,301	$165,958	$2,343

Liabilities and Shareowners’ Investment
Current liabilities
Debt maturing within one year	$5,048	$3,593	$1,455
Accounts payable and accrued liabilities	12,760	13,177	(417)
Liabilities related to assets held for sale	—	525	(525)
Other	5,831	5,834	(3)

Total current liabilities	23,639	23,129	510

Long-term debt	34,391	35,674	(1,283)
Employee benefit obligations	18,570	17,941	629
Deferred income taxes	22,527	22,532	(5)
Other liabilities	3,978	4,069	(91)
Minority interest	25,973	25,053	920
Shareowners’ investment
Common stock	277	277	—
Contributed capital	25,361	25,404	(43)
Reinvested earnings	15,365	12,984	2,381
Accumulated other comprehensive loss	(1,710)	(1,053)	(657)
Common stock in treasury, at cost	(303)	(142)	(161)
Deferred compensation - employee stock ownership plans and other	233	90	143

Total shareowners’ investment	39,223	37,560	1,663

Total Liabilities and Shareowners’ Investment	$168,301	$165,958	$2,343

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)

Unaudited	9 Mos. Ended 9/30/05	9 Mos. Ended 9/30/04	$ Change
Cash Flows From Operating Activities
Income before discontinued operations	$5,739	$4,744	$995
Adjustments to reconcile income before discontinued operations to net cash provided by operating activities:
Depreciation and amortization expense	10,474	10,345	129
Sales of businesses, net	(530)	—	(530)
Employee retirement benefits	1,300	1,679	(379)
Deferred income taxes	(917)	968	(1,885)
Provision for uncollectible accounts	1,007	876	131
Income from unconsolidated businesses	(612)	(709)	97
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(1,964)	(2,344)	380
Other, net	778	(65)	843

Net cash provided by operating activities	15,275	15,494	(219)

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(11,552)	(9,077)	(2,475)
Acquisitions, net of cash acquired, and investments	(4,630)	(300)	(4,330)
Proceeds from disposition of businesses	1,326	117	1,209
Net change in short-term investments	938	1,174	(236)
Other, net	293	261	32

Net cash used in investing activities	(13,625)	(7,825)	(5,800)

Cash Flows From Financing Activities
Proceeds from long-term borrowings	1,486	502	984
Repayments of long-term borrowings and capital lease obligations	(2,464)	(4,867)	2,403
Increase (decrease) in short-term obligations, excluding current maturities	1,121	(79)	1,200
Dividends paid	(3,308)	(3,198)	(110)
Proceeds from sale of common stock	37	220	(183)
Purchase of common stock for treasury	(221)	(257)	36
Other, net	25	(43)	68

Net cash used in financing activities	(3,324)	(7,722)	4,398

Decrease in cash and cash equivalents	(1,674)	(53)	(1,621)
Cash and cash equivalents, beginning of period	2,290	669	1,621

Cash and cash equivalents, end of period	$616	$616	$—

Verizon Communications Inc.

Domestic Telecom – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/05	3 Mos. Ended 9/30/04	% Change	9 Mos. Ended 9/30/05	9 Mos. Ended 9/30/04	% Change
Operating Revenues
Local services	$4,379	$4,565	(4.1)	$13,225	$13,773	(4.0)
Network access services	3,069	2,982	2.9	9,146	9,040	1.2
Long distance services	1,103	1,078	2.3	3,266	3,088	5.8
Other services	894	890.4		2,620	2,587	1.3

Total Operating Revenues	9,445	9,515	(.7)	28,257	28,488	(.8)

Operating Expenses
Cost of services and sales	3,932	3,753	4.8	11,633	11,027	5.5
Selling, general & administrative expense	2,016	2,168	(7.0)	6,288	6,583	(4.5)
Depreciation and amortization expense	2,197	2,215	(.8)	6,582	6,652	(1.1)

Total Operating Expenses	8,145	8,136.1		24,503	24,262	1.0

Operating Income	$1,300	$1,379	(5.7)	$3,754	$4,226	(11.2)
Operating Income Margin	13.8%	14.5%		13.3%	14.8%

Segment Income	$537	$622	(13.7)	$1,500	$1,948	(23.0)

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Domestic Telecom – Selected Operating Statistics

Unaudited	3 Mos. Ended 9/30/05	3 Mos. Ended 9/30/04	% Change	9 Mos. Ended 9/30/05	9 Mos. Ended 9/30/04	% Change

Switched access lines in service (000)
Residence	31,629	34,289	(7.8)	31,629	34,289	(7.8)
Business	17,660	18,264	(3.3)	17,660	18,264	(3.3)
Public	400	430	(7.0)	400	430	(7.0)

Total	49,689	52,983	(6.2)	49,689	52,983	(6.2)

Wholesale voice connections* (000)	5,841	6,661	(12.3)	5,841	6,661	(12.3)
Minutes of use from Carriers and CLECs (in millions)	51,662	55,224	(6.5)	156,376	169,185	(7.6)
Long distance lines (000)	18,150	17,028	6.6	18,150	17,028	6.6
Broadband connections (000)	4,531	3,184	42.3	4,531	3,184	42.3

High capacity and digital data revenues ($ in millions)
Data transport	$1,943	$1,749	11.1	$5,690	$5,125	11.0
Data solutions	219	200	9.5	608	543	12.0

Total revenues	$2,162	$1,949	10.9	$6,298	$5,668	11.1

Footnotes:

*	Resale and UNE-P lines, including lines covered under commercial agreements.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Verizon Wireless – Selected Financial Results

	(dollars in millions)

Unaudited	3 Mos. Ended 9/30/05	3 Mos. Ended 9/30/04	% Change	9 Mos. Ended 9/30/05	9 Mos. Ended 9/30/04	% Change
Revenues
Service revenues	$7,270	$6,389	13.8	$20,701	$17,933	15.4
Equipment and other	1,081	922	17.2	2,914	2,387	22.1

Total Revenues	8,351	7,311	14.2	23,615	20,320	16.2

Operating Expenses
Cost of services and sales	2,519	2,107	19.6	6,899	5,619	22.8
Selling, general & administrative expense	2,814	2,411	16.7	8,051	6,933	16.1
Depreciation and amortization expense	1,199	1,147	4.5	3,524	3,305	6.6

Total Operating Expenses	6,532	5,665	15.3	18,474	15,857	16.5

Operating Income	$1,819	$1,646	10.5	$5,141	$4,463	15.2
Operating Income Margin	21.8%	22.5%		21.8%	22.0%

Segment Income	$574	$478	20.1	$1,524	$1,249	22.0

Selected Operating Statistics
Subscribers (000)	49,291	42,118	17.0	49,291	42,118	17.0
Penetration	19.9%	17.5%		19.9%	17.5%
Subscriber net adds in period(1) (000)	1,918	1,674	14.6	5,475	4,596	19.1
Total churn rate, including prepaid	1.3%	1.5%		1.3%	1.5%

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment	transactions have not been eliminated.

(1)	Includes acquisition of 32,000 subscribers, 4,000 subscribers and 11,000 subscribers in the first, second and third quarters of 2005, respectively.

Verizon Communications Inc.

Information Services – Selected Financial Results

	(dollars in millions)

Unaudited	3 Mos. Ended 9/30/05	3 Mos. Ended 9/30/04	% Change	9 Mos. Ended 9/30/05	9 Mos. Ended 9/30/04	% Change
Operating Revenues	$857	$883	(2.9)	$2,608	$2,675	(2.5)

Operating Expenses
Cost of services and sales	141	126	11.9	444	394	12.7
Selling, general & administrative expense	252	324	(22.2)	826	983	(16.0)
Depreciation and amortization expense	23	23	—	69	65	6.2

Total Operating Expenses	416	473	(12.1)	1,339	1,442	(7.1)

Operating Income	$441	$410	7.6	$1,269	$1,233	2.9
Operating Income Margin	51.5%	46.4%		48.7%	46.1%

Segment Income	$279	$244	14.3	$798	$743	7.4

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Information Services results for the prior year exclude the operations of Verizon Information Services Canada as a result of an agreement to sell the business reached in the third quarter of 2004. The sale was completed in the fourth quarter of 2004.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

International – Selected Financial Results

	(dollars in millions)

Unaudited	3 Mos. Ended 9/30/05	3 Mos. Ended 9/30/04	% Change	9 Mos. Ended 9/30/05	9 Mos. Ended 9/30/04	% Change
Operating Revenues	$572	$496	15.3	$1,626	$1,470	10.6

Operating Expenses
Cost of services and sales	180	153	17.6	543	456	19.1
Selling, general & administrative expense	173	136	27.2	491	351	39.9
Depreciation and amortization expense	85	80	6.3	255	237	7.6

Total Operating Expenses	438	369	18.7	1,289	1,044	23.5

Operating Income	$134	$127	5.5	$337	$426	(20.9)
Operating Income Margin	23.4%	25.6%		20.7%	29.0%

Equity in Earnings of Unconsolidated Businesses	$220	$238	(7.6)	$653	$726	(10.1)
Income from Other Unconsolidated Businesses	$—	$2	(100.0)	$56	$31	80.6

Segment Income	$349	$319	9.4	$971	$887	9.5

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Verizon Communications Inc.

Other Reconciliations

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/05
EBITDA - Verizon Wireless
Segment income:
Domestic Telecom	$537
Verizon Wireless	574
Information Services	279
International	349

Total segments	1,739
Corporate and other	130

Consolidated net income	$1,869

Verizon Wireless EBITDA
Segment income	$574
Add/subtract non-operating items:
Provision for income taxes	366
Minority interest	745
Interest expense	137
Other income/(expense), net	(2)
Equity in earnings of unconsolidated businesses	(1)

Operating income	1,819
Add depreciation and amortization expense	1,199

Verizon Wireless EBITDA	$3,018

Verizon Wireless total revenues	$8,351

Verizon Wireless service revenues	$7,270

Verizon Wireless operating income margin	21.8%

Verizon Wireless EBITDA margin	41.5%